Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Continues Strong Performance In Second Quarter
Ankeny, IA, December 9, 2019 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $2.21 for the second quarter of fiscal year 2020 ended October 31, 2019, compared to $1.80 per share for the same quarter a year ago, representing nearly 23% growth compared to last year. "Excluding impacts of tax reform, this represents the sixth consecutive quarter of at least 20% growth in diluted earnings per share, compared to prior year quarters," said Darren Rebelez, President and Chief Executive Officer. Second quarter results were primarily driven by continued strong growth in fuel gross profit dollars, new store openings, and an ongoing focus on operating efficiencies. "We are optimistic about the new initiatives that will launch in the back half of fiscal 2020 and beyond, and believe they will continue to create additional shareholder value," stated Rebelez.
Fuel - For the quarter, average fuel margin was 22.9 cents per gallon, while same-store gallons sold were down 1.8%. Second quarter gross profit dollars increased nearly 19% to $140.8 million, and total gallons sold were up 3.4% to 614.1 million gallons. “Our centralized retail pricing capability continues to provide the agility needed to capture fuel profit, and we are gaining traction on our fuel procurement strategy.  We remain optimistic these new capabilities will further enhance fuel profitability moving forward," said Rebelez. For the six months ended October 31, 2019, total gallons sold were up 3.1% to 1.2 billion. Same-store gallons sold year to date were down 2.0% with an average margin of 23.7 cents per gallon. In that same period, gross profit dollars increased 20.5% to $291.8 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 3.2% with average margin of 33.3%. “The average margin in the quarter benefited in part from a favorable product mix shift to higher margin items. We look forward to continued momentum as we build more data within our price optimization tool,” said Rebelez. For the second quarter, total grocery and other merchandise revenue increased 6.8% to $660.6 million, and gross profit dollars increased nearly 10% to $220.1 million. Total revenue for the first six months was up 6.8% to $1.3 billion, while total gross profit dollars grew 6.5% to $435.6 million. Same-store sales year to date were up 3.1% with an average margin of 32.3%.
Prepared Food and Fountain - Same-store sales for the quarter were up 1.9% with average margin of 60.9%. "While the food service environment remains highly competitive, we did see sequential improvement in same-store sales compared to first quarter, as well as on a two-year stack basis," said Rebelez. The average margin was adversely impacted by higher commodity costs compared to prior year. Total prepared food and fountain revenue increased 5.2% to $297.8 million in the second quarter while gross profit dollars grew to $181.5 million. For the first six months, total revenue increased 5.3% to $593.7 million while total gross profit dollars grew 4.2% to $365.5 million. Year to date, same-store sales were up 1.8% with an average margin of 61.6%.
Operating Expenses - For the second quarter, total operating expenses increased 8.5% to $373.4 million. Year to date, operating expenses were up 7.1%. The increase in total operating expenses was primarily attributable to operating 84 more stores than the same quarter in the prior year. Same-store operating expenses excluding credit card fees were up 3.4% for the quarter. "Operating expense control remains a priority. This quarter was positively impacted by lower insurance costs and continued focus on hours management," noted Rebelez. "As we complete additional initiatives focused on operating expenses, we'll have incremental data to optimize operations."

Expansion - The following table represents the roll forward of store growth through the second quarter of fiscal 2020:

Store Count
Stores at 4/30/19	2,146
New store construction	36
Acquisitions	5
Prior acquisitions opened	3
Closed	(9)
Stores at 10/31/19	2,181
The Company has 12 acquisition stores under agreement to purchase and a new store pipeline of 97 sites, including 31 under construction as of October 31, 2019. "The announcement of our third distribution center in Joplin, Missouri, opens up new territory to expand our business," said Rebelez. "We are looking forward to the immediate efficiencies and opportunity for future expansion this third location will provide."
Share Repurchase Program- The Company has $300 million remaining on its authorization from March 2018. There were no repurchases made against that authorization in the second quarter.
Dividend - At its December meeting, the Board of Directors declared a quarterly dividend of $0.32 per share. The dividend is payable February 17, 2020 to shareholders of record on February 3, 2020.
Fiscal 2020 Guidance - The following represents our current fiscal 2020 guidance:

	Same-store Sales		Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	(.5%) - 1.0%	(1.0%) - .5%	20.5 - 22.5	21.0 - 23.0
Grocery and Other Merchandise	2.5 - 4.0%	2.5 - 4.0%	32.0 - 33.0%	32.0 - 33.0%
Prepared Food and Fountain	3.0 - 6.0%	1.5 - 4.0%	61.0 - 63.0%	61.0 - 63.0%

Operating Expenses	7.0 - 9.0%	7.0 - 9.0%
Depreciation and Amortization	11.0 - 13.0%	6.0 - 8.0%
New Store Construction	60 stores	60 stores
Acquisitions	25 stores	25 stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
Total revenue	$2,487,586	$2,538,005	$5,114,215	$5,126,437
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,930,521	2,027,684	3,991,464	4,094,348
Operating expenses	373,383	344,186	753,224	703,578
Depreciation and amortization	62,888	61,356	122,696	120,196
Interest, net	12,683	14,191	26,404	28,597
Income before income taxes	108,111	90,588	220,427	179,718
Federal and state income taxes	26,130	23,973	52,631	42,879
Net income	$81,981	$66,615	$167,796	$136,839
Net income per common share
Basic	$2.22	$1.82	$4.55	$3.73
Diluted	$2.21	$1.80	$4.52	$3.70
Basic weighted average shares	36,916,937	36,698,528	36,891,324	36,683,450
Plus effect of stock compensation	219,248	318,943	218,189	314,181
Diluted weighted average shares	37,136,185	37,017,471	37,109,513	36,997,631

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2019	April 30, 2019
Assets
Current assets
Cash and cash equivalents	$43,976	$63,296
Receivables	44,775	37,856
Inventories	271,443	273,040
Prepaid expenses	13,783	7,493
Income tax receivable	21,344	28,895
Total current assets	395,321	410,580
Other assets, net of amortization	66,016	41,154
Goodwill	157,648	157,223
Property and equipment, net of accumulated depreciation of $1,934,418 at October 31, 2019 and $1,826,936 at April 30, 2019	3,246,884	3,122,419
Total assets	$3,865,869	$3,731,376
Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$25,000	$75,000
Current maturities of long-term debt	577,698	17,205
Accounts payable	327,114	335,240
Accrued expenses	154,249	163,487
Total current liabilities	1,084,061	590,932
Long-term debt, net of current maturities	715,060	1,283,275
Deferred income taxes	417,271	385,788
Deferred compensation	15,847	15,881
Insurance accruals, net of current portion	22,247	22,663
Other long-term liabilities	49,535	24,068
Total liabilities	2,304,021	2,322,607
Total shareholders’ equity	1,561,848	1,408,769
Total liabilities and shareholders’ equity	$3,865,869	$3,731,376
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 10/31/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,514,474	$660,562	$297,846	$14,704	$2,487,586
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$140,798	$220,134	$181,452	$14,681	$557,065
	9.3%	33.3%	60.9%	99.8%	22.4%
Fuel gallons	614,071
Three months ended 10/31/2018
Revenue	$1,621,868	$618,250	$283,062	$14,825	$2,538,005
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$118,656	$200,193	$176,675	$14,797	$510,321
	7.3%	32.4%	62.4%	99.8%	20.1%
Fuel gallons	593,750

Summary by Category (Amounts in thousands)
Six months ended 10/31/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$3,142,042	$1,348,480	$593,723	$29,970	$5,114,215
Revenue less cost of goods sold (excluding depreciation and amortization)	$291,787	$435,587	$365,464	$29,913	$1,122,751
	9.3%	32.3%	61.6%	99.8%	22.0%
Fuel gallons	1,233,155
Six months ended 10/31/2018
Revenue	$3,269,285	$1,263,050	$564,065	$30,037	$5,126,437
Revenue less cost of goods sold (excluding depreciation and amortization)	$242,132	$409,119	$350,859	$29,979	$1,032,089
	7.4%	32.4%	62.2%	99.8%	20.1%
Fuel gallons	1,195,545

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2020	(2.0)%	(1.8)%				F2020	24.4	¢	22.9	¢
F2019	0.5	(1.1)	(3.4)%	(2.8)%	(1.7)%	F2019	20.5		20.0		22.1	¢	18.6	¢	20.3	¢
F2018	1.7	1.9	3.8	2.0	2.3	F2018	19.3		19.7		18.6		16.3		18.5

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	3.2%	3.2%				F2020	31.3%	33.3%
F2019	3.2	2.7	3.4%	5.7%	3.6%	F2019	32.4	32.4	31.9%	31.5%	32.1%
F2018	3.1	2.5	2.5	(0.4)	1.9	F2018	31.9	32.0	31.9	31.2	31.8

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	1.6%	1.9%				F2020	62.2%	60.9%
F2019	1.7	2.2	1.5%	2.0%	1.9%	F2019	62.0	62.4	62.3%	62.2%	62.2%
F2018	3.7	2.1	1.7	(1.3)	1.7	F2018	62.5	61.3	60.5	59.7	61.0

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on December 10, 2019. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.